SUPPLY AGREEMENT

This Supply Agreement is made as of the 31st day of October, 2024 (the "Effective Date") between NORTHERN GREEN CANADA INC., a corporation incorporated under the laws of the Province of Ontario ("NGC"), and FLORA GROWTH CORP. a corporation incorporated in, and in good standing under, the laws of Germany and having its registered office at 3230 W. Commercial Boulevard, Suite 180, Ft. Lauderdale, Florida, 33309 (the "Buyer"), together (the "Parties").

Subject to the terms and conditions of this Agreement, the Buyer may purchase Products from NGC, and NGC shall manufacture and sell Products to the Buyer, at the applicable Prices, beginning with the following initial Purchase Order:

PURCHASE ORDER
PO DATE: __________________	PO#: ________________________

Supplier No: __________________	DELIVERY POINT: FCA Toronto Pearson
International Airport Incoterms 2020
VAT-ID No.: 5

________________________

SUPPLIER: NORTHERN GREEN CANADA INC.	BUYER: FLORA GROWTH CORP. (the "Buyer")
("NGC")

Authorized Person: Lisa McCormack	Authorized Person: Dany Vaiman
Authorized Address: 275 Orenda Rd., #1 Brampton,	Authorized Address: 3230 W. Commercial Boulevard,
Ontario L6T 3T7	Suite 180, Ft. Lauderdale, Florida, 33309
Phone: 647-361-4694	Phone: 416-835-1703
Email: lmccormack@northerngreencanada.com	Email: Dany.Vaiman@Floragrowth.com

Subject to this Agreement, NGC hereby agrees to manufacture and sell the following Products to the Buyer:
Product	Strain (if applicable)	Quantity of Packages	Size of Packages	Price / Package	Tax	Total Price
Cannabis Flos
Payment Terms: Buyer will pay NGC in accordance with payment terms in Schedule "E".

The foregoing is deemed to be a Confirmed Purchase Order upon the execution of this Agreement. Each Confirmed Purchase Order is subject to this Agreement. This Agreement incorporates the following Schedules:

(a) Schedule "A" - Terms and Conditions;

(b) Schedule "B" - Form of Purchase Order;

(c) Schedule "C" - Lot or Batch Retention and Recall Procedure;

(d) Schedule "D" - Trademarks;

(e) Schedule "E" - Payment Terms;

(f) any other schedules added from time to time by mutual agreement of the Parties.

The Parties have executed this Agreement as of the date first written above.

NORTHERN GREEN CANADA INC.		FLORA GROWTH CORP.

By:	signed	By:	signed
	Name: Lisa McCormack		Name: Dany Vaiman
	Title: CEO		Title: Chief Financial Officer

Contact information of the Buyer:

Address:	3230 W. Commercial Boulevard, Suite 180,
Ft. Lauderdale, Florida
33309, USA
Contact Person:	Dany Vaiman
Email:	Dany.Vaiman@Floragrowth.com
Phone:	416-835-1703
Fax:

SCHEDULE "A"

TERMS AND CONDITIONS

ARTICLE 1

DEFINITIONS

1.1Definitions

In this Agreement, the following terms have the following meanings:

(a) "Adverse Reaction" has the meaning given to it in the Cannabis Act;

(b) "Agreement" means this Supply Agreement, including the schedules listed in Section 1.2;

(c) "Applicable Law" means all Applicable Laws, statutes, codes, ordinances, decrees, rules, regulations, treaty, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines or other legal requirement of any Governmental Authority, or any provisions of the foregoing, including general principles of common and civil law and equity, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether applicable in Canada or the jurisdiction of the Buyer or any other jurisdiction;

(d) "Batch Release" has the meaning given to it in Section 4.7(a);

(e) "Business Day" means any day except Saturday, Sunday, and any other day on which banks in Toronto, Ontario or in the city in which the Buyer is located are generally not open for business;

(f) "Buyer" has the meaning given to it in the recitals;

(g) "Cannabis Act" means the Cannabis Act (Canada), together with the Cannabis Regulations and all other regulations thereto;

(h) "Case Report" means the detailed report required to be provided to Health Canada in connection with each Serious Adverse Reaction in accordance with the Cannabis Act;

(i) "Certificate of Analysis" means, with respect to the Product sold and purchased pursuant to any Purchase Order, the certificate of analytical testing: (i) issued by a laboratory that is licensed or accredited by Health Canada for the purposes of testing cannabis in accordance with validated methods and the Cannabis Act and determining, among other things, that the microbial and chemical contaminants of the Product are within generally accepted tolerance limits for herbal medicines for human consumption in accordance with Applicable Law including, but not limited to, results for THC/CBD, yeast/mold, total microbial amount, heavy metal, pesticides (if applicable) and all other analytics required by the Cannabis Act; (ii) approved by NGC's QAP and (iii) whether the Products at the date of delivery comply with the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5 or their replacement legislation);

(j) "Confirmation of Shipment" has the meaning given to it in Section 4.2(e);

(k) "Confirmed Purchase Order" has the meaning given to it in Section 3.4;

(l) "Customer Complaints" has the meaning given to it in Section 2.2(b) of Schedule "C";

(m) "Delivery Point" means the delivery point, that means the place of delivery according to the agreed Incoterms clause Incoterms 2020. The Parties agree that the Products shall be delivered FCA Toronto Pearson International Airport Incoterms 2020; in addition to delivery according to FCA Incoterms 2020, NGC shall contract for carriage (via plane to a German airport and from thereon via truck to Buyer's place of business) on Buyer's risk and expense and the costs involved with such carriage to Buyer's place of business shall be listed on the invoice to be balanced by the Buyer in line with the payment conditions of the Purchase Price;

(n) "Forecast" means, in respect of any period designated by the Buyer, any projection or estimate from the Buyer of the Buyer's anticipated requirements for Products during such period;

(o) "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and includes Health Canada;

(p) "Governmental Consent" means any license, right, permit, franchise, privilege, registration, direction, decree, consent, exemption, waiver, order, permission, approval, or authority issued or provided, or to be issued or provided, by any Governmental Authority, including any Licence;

(q) "Inspection Period" has the meaning given to it in Section 5.1(a);

(r) "Intellectual Property" means any intellectual or industrial property of any nature or kind, including all domestic and foreign trade names, brand names, trade-marks (including logos), service marks, plant varieties or breeds, works, copyrights, inventions, discoveries, patents, know-how, trade secrets and confidential information, together with all registrations and applications for any of the foregoing and any rights and interests under licenses, assignments, waivers or other agreements or instruments relating to any of the foregoing;

(s) "Licence" means a licence issued under the Cannabis Act or any Applicable Law which permits the holder to cultivate, produce, possess, process, transfer, purchase, sell or resell cannabis;

(t) "Losses" has the meaning given to it in Section 10.1;

(u) "Lot or Batch" means the lot or batch of Product from which any Product sold to and purchased by the Buyer pursuant to any Purchase Order was taken, derived or obtained;

(v) "NGC" means Northern Green Canada Inc.;

(w) "Non-Conforming Products" means, subject to the delivery of the applicable Certificate of Analysis, any Products received by the Buyer from NGC that: (i) do not conform to the details listed in the applicable Purchase Order; or (ii) on inspection, are otherwise reasonably determined by the Buyer to be defective; or (iii) do not comply with with the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5) or their replacement legislation, as identified within a period of three weeks after of receipt of such Products at Buyer's place of business;

(x) "Party" means a Party to this Agreement, and "Parties" means each of them;

(y) "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other form of entity;

(z) "Product Shipment" has the meaning given to it in Section 4.2(a);

(aa) "Products" means the products set out in any Confirmed Purchase Order;

(bb) "Price" means the price for any Product set out in the applicable Confirmed Purchase Order;

(cc) "Purchase Order" means a purchase order in the form designated by NGC from time to time, initially in the form set out at Schedule "B";

(dd) "QAP" means Quality Assurance Person;

(ee) "Recall" has the meaning given to it in Section 2.1 of Schedule "C";

(ff) "Recall Report" means the report which must be provided to Health Canada pursuant to Applicable Law in connection with any recall of Product;

(gg) "Recall Destroyed Quantity" has the meaning given to it in Section 2.1(c)(iii) of Schedule "C";

(hh) "Recalled Lot or Batch" has the meaning given to it in Section 2.1 of Schedule "C";

(ii) "Recalling Party" has the meaning given to it in Section 2.1 of Schedule "C";

(jj) "RPIC" means the Responsible Person in Charge;

(kk) "Sample Records" means such records, data, analytic test results conducted by or on behalf of NGC or the Buyer, as the case may be, Case Reports, Recall Reports, Summary Reports and all other information for each Product Representative Sample as is required by their local requirements (e.g. NGC is responsible as per the laws applicable in Canada, the Buyer is responsible as per the laws applicable in Germany);

(ll) "Serious Adverse Reaction" has the meaning given to it in the Cannabis Act;

(mm) "SOPs" means a Party's standard operating procedures;

(nn) "Summary Report" means the annual summary report of all Adverse Reactions that have occurred during the previous 12-month period which is required to be prepared and maintained in accordance with the Cannabis Act and, if requested by Health Canada, provided to Health Canada in accordance with the Cannabis Act;

(oo) "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; and

(pp) "Term" means the term of this Agreement in accordance with Article 11.

(qq) "Trademarks" means the trademarks owned by FLORA GROWTH and any applications and registrations thereof, as described in Schedule "D" to this Agreement.

Certain other terms may be defined in the body of this Agreement but may not be listed in this Section 1.1.

1.2 Schedules

The following are the schedules to this Agreement:

Schedule "A"	Terms and Conditions

Schedule "B"	Form of Purchase Order

Schedule "C"	Lot or Batch Retention and Recall Procedure

Schedule "D"	Trademarks

Schedule "E"	Payment Terms

ARTICLE 2

PURCHASE AND SALE OF PRODUCTS

2.1 Purchase Qualifying Process

Subject to the terms and conditions of this Agreement, for each (unless otherwise indicated below) Confirmed Purchase Order the Parties agree to take a series of sequential steps leading up to the issuance of the invoice ("Purchase Qualifying Process") as follows:

(a) Buyer will obtain its import permit and deliver to NGC a purchase order;

(b) NGC will obtain its export permit and delivery of Certificate of Analysis to the Buyer;

(c) Upon physical delivery of the Product, the Buyer will conduct its independent laboratory testing and confirm to NGC that the products are conforming products, subject to the terms in Section 4.6 of this Agreement

2.2 Purchase and Sale

Subject to the terms and conditions of this Agreement, during the Term, the Buyer may purchase Products from NGC, and NGC shall manufacture and sell Products to the Buyer, at the applicable Prices. The Parties agree that each full Contract Year (for the purposes of this Agreement, a "Contract Year" starts on the Effective Date and ends 1 year thereafter. Buyer shall place Purchase Orders with NGC for no less than 50 kilograms of Cannabis flos, and NGC shall accept, in each Contract Year, Purchase Orders of no less than at least 25 kilograms. This minimum purchase obligation and minimum supply obligation shall apply pro rata temporis if for any reason this Agreement is ended prior to the end of a Contract Year, unless NGC or the Buyer has terminated this Agreement in accordance with Section 11.1 (b), 11.1. (d) or Section 11.2.The Parties agree that this minimum purchase commitment for the Buyer is conditional upon the fact that the Products (i) conform to this Agreement, in particular meet the requirements of the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5) or their replacement legislation and (ii) the German or European authorities do not order an import ban for cannabis flowers or a ban on the sale of medical cannabis in Germany. Likewise, the minimum supply obligation for NGC is conditional upon the fact that the Buyer pays the Price for Products on time. Provided NGC has enough available Products, NGC and the Buyer will have an option to purchase additional lots of PRODUCT(S) based on availability for Germany and agree on the purchase of additional lots from NGC. The Buyer shall use all reasonable means to inform NGC at least eight (8) weeks prior NGC delivering the last Confirmed Purchase Order.

As regards the Price for Cannabis flos, the Parties agree that the Price shall be for each gram (according to the metric system)

GMP Price
Product	THC Level	per gram (EUR)

of Cannabis in the Contract Year.

The Buyer owns the Trademarks and grants NGC the right to use the Trademarks in association with the manufacture and sale of the Products to the Buyer in accordance with the terms and conditions of this Agreement. For further clarity, the Products shall only contain packaging and labelling that is solely includes the Buyer's Trademarks.

2.3 Sale for Medical Use Only

Notwithstanding anything else in this Agreement, all Product received by the Buyer from NGC shall be used solely for medical purposes. The Buyer shall not sell, re-sell or otherwise transfer any Product to any Party for any non-medical use without the prior written permission of NGC.

2.4Ordering, Packaging, Shipping, and Delivery

The Parties will follow the ordering procedure set out in Article 3 and the packaging, shipping, and delivery procedures set out in Article 4.

2.5Invoicing

NGC may issue an invoice to the Buyer in respect of any Confirmed Purchase Order. Each invoice may include the following information:

(i) the Price, description and quantity for each Product;

(ii) the aggregate Price for all Products being delivered;

(iii) the costs for contract for carriage which NGC has contracted for on Buyer's costs (see definition of "Delivery Point");

(iv) all applicable Taxes on the foregoing; and

(v) the sum of (i) through (iv).

2.6Payment

(a) The Buyer shall pay to NGC all amounts set out in Schedule "E".

(b) All payments must be made by the Buyer by wire transfer of immediately available funds to the account of NGC designated by NGC in writing. The Buyer will pay any unpaid fees and invoices at the rate of 1.5% per month or the maximum amount per annum permitted by law, whichever is greater, until paid in full.

(c) Notwithstanding any claims for delivery of Non-Conforming Products, all payments made hereunder are non-refundable once paid.

2.7 Order of Precedence

In the event of any conflict or inconsistency between the provisions of this Agreement and any Confirmed Purchase Order, this Agreement shall govern.

2.8Currency

All references to dollar amounts in this Agreement are expressed in Euros currency except as otherwise indicated.

ARTICLE 3

ORDERING PROCEDURE

3.1Forecasts

From time to time, the Buyer may, provide NGC with Forecasts. Forecasts, if provided, are for informational purposes only and are non-binding.

3.2	Issuance of Purchase Orders

(a) Each order for Products will be initiated by the issuance by the Buyer of a Purchase Order to NGC. Each Purchase Order will be in such format as NGC may establish from time to time, provided that each Purchase Order will set out at least the information specified for Purchase Orders in Schedule "B".

(b) Purchase Orders are irrevocable. By issuing a Purchase Order to NGC, the Buyer makes a binding offer to purchase Products under the terms and conditions of this Agreement and the terms contained in such Purchase Order.

(c) In addition to any requirements under this Agreement, prior to the initiation of any Purchase Order, each Party shall promptly, at their own expense, seek such consents or approvals from, or deliver such notices to, such Governmental Authorities as may be required by Applicable Law to effect the sale, purchase, delivery and acceptance of the Products under such Purchase Order.

3.3 Confirmation of Purchase Orders

(a) NGC will acknowledge or reject a Purchase Order by written notice to the Buyer, provided that if NGC does not issue a written response within 10 Business Days, NGC will be deemed to have rejected the applicable Purchase Order in full. NGC is obliged to confirm a Purchase Order provided the minimum supply obligations of NGC for any Contract Year have not yet been fulfilled, while however the Parties acknowledge that the minimum supply obligations shall be split into Lots for each Contract Year, which shall be reasonably taken into account by the Buyer when placing Purchase Orders and by NGC when issuing Confirmed Purchase Orders.

(b) Each written acknowledgment constitutes NGC's acceptance of the Buyer's offer to purchase the Products specified in the corresponding Purchase Order, except if an acknowledgement contains a modification of the Purchase Order.

(c) If an acknowledgement contains modifications, the Buyer will have four Business Days to validate or reject the amended terms of the Purchase Order by written notice to NGC.

3.4 Confirmed Purchase Order

(a) A Purchase Order that has been acknowledged without modification by NGC or which has been validated by the Buyer is a "Confirmed Purchase Order" and constitutes a binding and enforceable agreement of purchase and sale in respect of the Products thereunder, subject to the terms of this Agreement.

(b) The Purchase Order set out beginning on Page 1 of this Agreement shall be deemed to be a Confirmed Purchase Order upon the execution of this Agreement by both NGC and the Buyer.

3.5 Cancellation of Purchase Orders

(a) In addition to any other rights of cancellation provided in this Agreement, NGC may cancel any Purchase Order, in whole or in part and whether or not it is a Confirmed Purchase Order:

(i) at any time (whether before or after shipment of the applicable Products) up to the time of the Buyer's acknowledgment of receipt of the applicable

Products, and in such case NGC shall be entitled to retain possession or re- take possession of such Products as soon as practicable, if NGC becomes aware or has a reasonable basis to believe that:

(A) any Product under such Purchase Order (or any part or component thereof, including any packaging and/or labelling) is a Non- Conforming Product;

(B) there is a major inaccuracy or misrepresentation in a representation or warranty of the Buyer in regard to the purchase order or in any document delivered to NGC by or on behalf of the Buyer pursuant to the purchase order;

(C) the Buyer has failed to perform or comply with a any covenant, agreement or obligation of the Buyer in this Agreement, and this misconduct could have direct consequences on the order; or

(D) the Buyer has not obtained any Governmental Consent which in NGC's view is required to carry out the Purchase Order; or

(ii) at any time with the consent of the Buyer.

(b) NGC will provide the Buyer with prompt written notice of any such cancellation. NGC will have no obligation or liability whatsoever, including in respect of any Losses that may be suffered or incurred by the Buyer, in respect of any Purchase Order (or part thereof, as applicable) that is cancelled by NGC in accordance with this Article 3.5. (a) (i) (B) (D) or in accordance with Article 3.5. (a) (ii).

ARTICLE 4

PACKAGING, SHIPPING, AND RECEIPT

4.1 Packaging and Labelling

NGC will ensure that all Products are packaged, labelled, packed and shipped in accordance with Applicable Law and any details agreed to by the Parties in a Confirmed Purchase Order.

4.2Shipping

(a) Prior to each shipment of Product by NGC (each a "Product Shipment"), each Party shall promptly, at their own expense, seek such Governmental Consents as may be required by Applicable Law or the agreed clause of the Incoterms 2020 to effect the sale, purchase, delivery and acceptance of the Products under any Confirmed Purchase Order.

(b) Each Party shall share its applicable Governmental Consents with the other Party upon request with respect to any Purchase Order.

(c) NGC is only responsible for delivering the Products to the Delivery Point. Moreover, NGC shall contract for carriage at Buyer's risk and expense in accordance with Article 1.1. (n). The cost of transportation from Toronto AirPort to place of buyer in Germany is paid by the buyer. However, the risk of shipment is only transferred to the buyer upon arrival at the German airport.

The Buyer shall acknowledge receipt of the Products at Buyer's place of business in writing to NGC once Buyer has received such.

(i) Unless otherwise expressly agreed by the Parties in any Confirmed Purchase Order, NGC shall select the method of shipment of and the carrier for the Products to the Delivery Point. NGC shall moreover select the carrier for the Products to be delivered from the Delivery Point to the Buyer in accordance with Article 1.1. (n). Buyer may give reasonable specifications for the transport.

(d) Each Product Shipment shall be made on the later of:

(i) the shipment date set after confirmation of export certificate.

(ii) within 14 Business Days after any export permit which is required prior to the Product Shipment pursuant to the applicable Confirmed Purchase Order and invoice payment has been received by NGC.

(e) The Buyer shall deliver a confirmation of shipment within three Business days of its receipt at Buyer's place of business (the "Confirmation of Shipment"). The Confirmation of Shipment shall include information regarding whether the security seals have been verified and whether the received quantities match the shipped quantities and must be signed and dated by a QAP, officer, or director of the Buyer. The Confirmation of Shipment shall be sent directly to NGC's QAP via e-mail or as otherwise directed by NGC.

4.3 Partial Shipments

(a) Nothing in this Article 4 shall preclude NGC from fulfilling any Purchase Order in multiple or partial deliveries, where the Parties have agreed to do so in writing, and provided any such arrangement is in compliance with Applicable Laws. However, to reduce transportation costs NGC shall at all times use all reasonable efforts to deliver all quantities of the Products of any Confirmed Purchase Order at the same time.

(b) NGC may require the Buyer to pay for the Products shipped whether such shipment is in whole or partial fulfilment of a Confirmed Purchase Order.

4.4 Information to Accompany each Shipment

In addition to anything else required by Applicable Law, each shipment of Product to the Buyer shall be accompanied by the following:

(a) a Certificate of Analysis for each lot or batch of Product that is included in such delivery;

(b) a record of shipment; and

(c) Commercial Invoice, packing slip, Certificate of Manufacture and original Import Permit

(d) any other results, reports, approvals and certificates as may be reasonably available to NGC and which the Buyer may request in order to demonstrate that the Products comply with Applicable Law.

4.5 Certificate of Analysis

(a) A Certificate of Analysis of the Product confirming the conformity with the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5) or their replacement legislation shall be provided by NGC to the Buyer in advance of shipment of the Products.

4.6 Buyer to Obtain COA and Provide to NGC

(a) The Buyer shall be responsible for obtaining its own certificate of analysis (the "Buyer COA") with respect to every Lot or Batch of Product it receives, at its own cost unless otherwise agreed in writing by the Parties. The Buyer shall rely solely on the Buyer COA with respect to all information contained in the Buyer COA.

(b) The Buyer shall make all commercially reasonable efforts to secure the applicable Buyer COA as quickly as possible (generally within three weeks) after receipt of a Lot or Batch of Product at Buyer's place of business.

(c) The Buyer shall provide confirmation in writing to NGC that the products are conforming products, and in any event not more than two Business Days after receipt. Such confirmation in writing shall include the Lot or Batch THC Levels be in the form of a letter, with QA-authorized signature, validating the Lot or Batch THC levels, as well as any details that impact the pricing of the of Products.. If according to the Buyer COA the Products do not conform to this Agreement, the copy of the Buyer COA shall serve as a notice that the Products do not conform with this Agreement. The copy of the Buyer CoA shall constitute Confidential Information of the Buyer and accordingly be subject to the provisions of Section 12. NGC may pass on a copy of the Buyer CoA only if this is necessary for regulatory reporting.

4.7 Buyer to Obtain Batch Release and Provide to NGC

(a) The Buyer shall be responsible for obtaining its own written confirmation of batch release ("Batch Release") with respect to every Lot or Batch of Product it receives, at its own cost unless otherwise agreed in writing by the Parties.

(b) The Buyer shall make all commercially reasonable efforts to secure the applicable Batch Release as quickly as possible after receipt of a Lot or Batch of Product.

(c) The Buyer shall provide a copy of the Batch Release to NGC immediately upon receipt, and in any event not more than five (5) Business Days after receipt. The copy of the Batch Release shall constitute Confidential Information of the Buyer and accordingly be subject to the provisions of Section 12. NGC may pass on a copy of the Batch Release only if this is necessary for regulatory reporting.

4.8 Title and Risk of Loss

(a) Title to and risk of loss of Products subject to a Confirmed Purchase Order will transfer directly to the Buyer immediately upon the delivery by NGC of such Products to the Delivery Point, whether or not the Buyer has confirmed receipt of the Products.

(b) The Buyer expressly assumes all risk of loss of the Product while such Product is in transit to the Buyer after delivery to the Delivery Point by NGC.

4.9 Late Delivery

NGC shall use commercially reasonable efforts to ship all Products on or before the date(s) specified in any 4.2 d (ii). If NGC has delayed shipment of any Products for more than thirty Business Days after any shipment date specified. The Parties agree to clarify and confirm the terms of the liability limits that are applicable in the event of intentional or gross negligence actions by NGC and will amend this provision by way of subsequent Appendix to this Agreement.~~,~~

ARTICLE 5

INSPECTION, TESTING, AND QUALITY ASSURANCE

5.1 Inspection and Acceptance

(a) The Buyer shall inspect the Products as regards their compliance with the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5) or their replacement legislation within three weeks after of receipt of such Products at Buyer's place of business (the "Inspection Period").

(b) The Buyer will be deemed to have accepted Products unless it provides NGC with written notice of any Non-Conforming Products within the Inspection Period, which notice must include the specifics of all non-conformities, and furnishing such other written evidence or other documentation as may be reasonably required by NGC. All non-conformities that are not so specified will be deemed waived by Buyer, such Products shall be deemed to have been accepted by Buyer, and no attempted revocation of acceptance will be effective.

(c) If Buyer notifies NGC of any Non-Conforming Products within the Inspection Period, NGC shall determine in its reasonable discretion, based on evidence, whether the Products are Non-Conforming Products. If objectively NGC has delivered Non-Conforming Products, NGC shall either:

(i) replace such Non-Conforming Products with conforming Products; or

(ii) provide a credit to the Buyer in the amount of the amount paid by Buyer to NGC for such Non-Conforming Products; and

(iii) indemnify the Buyer and pay to the Buyer damages for breach of contract, however limited in accordance with Article 10.3. ©.

(iv) Will provide a credit note for product that doesn't meet specifications of bud size, ie: shake or stems for 25% per gram of the relevant bulk bag. Subject to a QA investigation by NGC

(d) If NGC exercises its option to replace Non-Conforming Products, NGC shall deliver such Products DDP Buyer's place of business Incoterms 2020.

(e) The remedies set forth in this Section 5.1 are the Buyer's exclusive remedy for the delivery of Non-Conforming Products.

5.2 No Return of Products

The Buyer shall not return any Products to NGC without the prior written permission of NGC.

5.3 Testing by NGC

NGC shall conduct or cause to be conducted, as applicable, all safety, quality assurance and other testing and certification processes and procedures as required under, and in accordance with, this Agreement and Applicable Law.

5.4 Testing by the Buyer

(a) In addition to any testing conducted by or on behalf of NGC, after taking delivery of the Products, the Buyer:

(i) shall conduct or arrange for any testing and quality control measures to be performed on the Products that is required by Applicable Law; and

(ii) may arrange for any additional testing and quality control measures to be performed on the Products that the Buyer may desire in its sole discretion ("Discretionary Testing").

(b) The Buyer will keep NGC reasonably informed of its intention to test or submit any category of Products or specific Products for further inspection and testing, and of the results of any such testing or quality control measures.

(c) The Buyer will be responsible for all costs of such testing and quality control measures.

(d) The Buyer remains responsible for all of its obligations under this Agreement, whether or not it conducts Discretionary Testing.

5.5 No Irradiation

Without prejudice to NGC's obligation to deliver Products which conform to the Bekanntmachungen des Bundesinstituts für Arzneimittel und Medizinprodukte zum deutschen Arzneibuchs 2018 vom 09.04.2018, veröffentlicht am Dienstag, 24. April 2018, BAnz AT 24 April 2018 B5 (engl: announcements of the German Federal Institute for Drugs and Medical Devices on the German Pharmacopoeia 2018 of 9 April 2018, published on Tuesday, 24 April 2018, BAnz AT 24 April 2018 B5) or their replacement legislation, the Buyer acknowledges and agrees that, unless otherwise agreed to between the Parties and as set out in the Purchase Order as "irradiated", any Product purchased hereunder shall not be subject to irradiation by NGC prior to a Product Delivery. The Buyer expressly acknowledges and agrees that:

(a) it shall have the sole responsibility for ensuring that, prior to any sale of Product (including any end product that is derived in any way, in whole or in part, from Product purchased from NGC) to a customer of the Buyer, the microbial and chemical contaminants of the Product are within generally accepted tolerance limits for herbal medicines for human consumption as prescribed by Applicable Law (the

"Contamination Limits");

(b) it shall not have a right to return any Product due to the Product exceeding the Contamination Limits; and

(c) with respect to a Recall, NGC shall be attributed no fault if the reason for such Recall after the batch was released by buyer is that the Product exceeded the Contamination Limits; and

(d) NGC shall have the right to destroy and/or remove the Product that exceeds the Contamination Limits within sixty (60) days of being notified in writing.

5.6Branding

Subject to this Agreement, the Buyer shall have the right to repackage and rebrand the Product as it desires, in its sole and absolute discretion, in accordance with Applicable Law.

5.7 Lot or Batch Sample Retention, Recalls and Serious Adverse Reactions

The Buyer will comply with the lot or batch retention requirements, Recall procedures and requirements and the Serious Adverse Reaction procedures and requirements set forth in Schedule "C".

5.8 Information Sharing

(a) Notwithstanding anything to the contrary contained herein, in the event of a Recalled Lot or Batch or a Serious Adverse Reaction, each Party may notify any other buyer(s) of such Lot or Batch of a strain or Recalled Lot or Batch, as applicable, including providing the other buyer(s) with the information contained in the Recall Report, provided that, in no event shall the Party disclose the name or provide any identifying information of the Recalling Party or Notifying Party, as applicable, unless the provision of such information is required by Applicable Law or as otherwise agreed to by the Parties.

(b) Upon request of NGC, the Buyer shall provide a copy of any Case Report, Summary Report, interim Summary Report or any other information relating to any Adverse Reaction or Customer Complaints, which shall be redacted as necessary to limit the information solely to data relating to the Lot or Batch of each Product purchased by the Buyer from NGC.

(c) The Buyer will promptly prepare and provide to NGC any and all such reports relating to the sale of the Products and/or the performance of any of the Buyer's obligations hereunder as NGC may request from time to time, including any reports required by NGC to satisfy any request by any Governmental Authority.

ARTICLE 6
DILIGENCE, SET-OFF, AND OTHER PAYMENT DETAILS

6.1 Creditworthiness and Business Reputation

(a) The parties will promptly give notice to each other of all investigations or claims by a Governmental Authority, disputes, litigation or other events affecting the parties that the other party reasonably believes may have a material effect on:

(i) the ability of the other party to comply with any of its obligations under this Agreement;

(ii) the Products;

(iii) NGC's or the buyers reputation; or

(iv) the value of the parties trade-marks or goodwill.

6.2Set-Off

(a) The Buyer shall be entitled to set-off any amount owing to NGC under this Agreement or any Confirmed Purchase Order if the Buyer has any counterclaims against NGC.

(b) NGC may set off any credit issued by NGC to the Buyer pursuant to Section 5.1 against any amount payable to NGC under this Agreement.

6.3 Credit Risk

The Buyer shall be responsible for all credit risks with respect to, and for collecting payment for, all Products sold to third Parties. The inability of Buyer to collect the purchase price for any product shall not affect Buyer's obligation to pay NGC for any Products.

6.4 Invoice Disputes

(a) The Buyer shall notify NGC in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within seven (7) Business Days from the date of such invoice. Non-compliance with this time limit does not constitute acceptance of the information and amounts contained in the invoice.

(b) The Buyer shall continue performing its obligations under this Agreement during any such dispute, including Buyer's obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

ARTICLE 7

INSURANCE

7.1 Insurance Coverage Requirements

Without limiting the parties' indemnification obligations under this Agreement, during the Term, unless the Buyer and NGC otherwise agree in writing, the parties shall, at their own expense, maintain and carry in full force and effect commercial general liability insurances with limits no less than $5,000,000 in the aggregate, which policy will include contractual liability coverage insuring the activities of the parties under this Agreement. The parties shall provide proof of such insurance to each other upon request.

ARTICLE 8

INFORMATION MAINTENANCE; AUDIT AND INSPECTION

8.1 Maintenance of Information

(a) Each of the Parties will maintain or cause to be maintained in accordance with Applicable Law and this Agreement, proper, accurate and complete books of account and such other records, as may be necessary or customarily prepared or maintained to reflect the purchase and sale of the Products (collectively, the "Agreement Records").

(b) Each Party will maintain or cause to be maintained all Agreement Records until the latest of:

(i) the date that is seven years after the date on which the relevant item or the relevant document is generated;

(ii) the date on which all disputes, claims and other matters relating to this Agreement are resolved; and

(iii) such later date as necessary to comply with Applicable Law; provided, however, that NGC and the Buyer will not be required to retain personal information (as defined under applicable privacy legislation) longer than the time contemplated by such legislation.

8.2 Audit and Inspection

Subject to Section 8.3, each Party and any of its authorized representatives may, at their own cost:

(a) audit from time to time during the Term, all Agreement Records of the other Party provided they do not contain any confidential information of the other Party, its customers, employees or other business partners; and

(b) attend and inspect at any time and from time to time during the Term all or any part of any operation or facility of the other Party used or proposed to be used in connection with performance of such Party's covenants, agreements and obligations hereunder.

8.3 Frequency and Timing of Audits

Each Party shall provide at least 10 Business Days' notice of any audit described under 8.2(a) or 8.2(b) to the other Party, and shall conduct any such audit:

(a) during the regular business hours of the other Party only; and

(b) no more often than twice per calendar year.

ARTICLE 9
REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1 Mutual Representations and Warranties

Each Party represents, warrants, and covenants to the other Party as follows:

(a) it is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation as set out on the face page of this Agreement;

(b) it has all requisite power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted;

(c) the execution, delivery and performance by such Party of this Agreement is within its powers, has been duly authorized by all necessary action and does not: (i) contravene any provision of its articles, bylaws, partnership agreement, trust agreement or other constating documents; or (ii) violate any Applicable Law;

(d) this Agreement has been duly executed and delivered by such Party and is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(e) there is no claim affecting such Party pending or, to the knowledge of such Party, threatened before any Governmental Authority or arbitrator that would reasonably be expected to have a material adverse effect of such Party's ability to carry out any of its covenants, agreements or obligations in this Agreement;

(f) the Party has conducted and is conducting its business in compliance in all material respects with all Applicable Law;

(g) no act of insolvency has occurred in respect of such Party that would reasonably be expected to have a material adverse effect of such Party's ability to carry out any of its covenants, agreements or obligations in this Agreement;

(h) it and each subcontractor engaged by it in connection with the performance of this Agreement has obtained all Governmental Consents required to be obtained by any of them and that are necessary to perform the covenants, agreements and obligations under this Agreement, and:

(i) each of such Governmental Consents is valid, subsisting and in good standing;

(ii) neither such Party nor, to the knowledge of such Party, its relevant subcontractors, are in default thereunder or breach thereof; and

(iii) to the knowledge of such Party, there exists no circumstance or fact that, individually or together with any other existing circumstance or fact, could reasonably be expected to result in a default under or breach of any of the Governmental Consents or the revocation or limitation thereof; and

(i) the Products will not infringe upon or violate any Applicable Law or any rights of third Parties, including infringement, violation or misappropriation of any Intellectual Property.

9.2Licences

Each Party represents, warrants, and covenants to the other Party as follows:

(a) each Party holds in good standing all Licenses issued under the Cannabis Act or Applicable Law as may be required to cultivate, produce, possess, process, transfer, sell, purchase or resell the Products, as the case may be;

(b) each Party will provide the other Party, upon request, with all documentation necessary to demonstrate to the reasonable satisfaction of the other Party that it holds the applicable Licenses in good standing and has obtained all of the consents and approvals of any Governmental Authority necessary to carry on its business in all applicable jurisdictions and perform its obligations under this Agreement;

(c) each Party shall promptly notify the other Party upon becoming aware of any change in the status of any Licenses that could prevent or impair the performance of such Party's obligations under this Agreement or Applicable Law, including any amendment thereto or any renewal, suspension, revocation, termination or other modification thereof; and

(d) each Party shall take commercially reasonable efforts to remain in good standing with all Governmental Authorities having jurisdiction or authority over or in respect of such Party, and obtain and maintain in good standing all Licences and Governmental Consents required from time to time in order for such Party to perform its covenants, agreements and obligations under this Agreement.

9.3 Representations and Warranties of the Buyer Specific to Each Purchase Order

As of the date of the issuance of each and every Purchase Order, the Buyer represents, warrants, and covenants to NGC that:

(a) each of the representations and warranties of the Buyer set out in Section 9.1 is true and correct if the word "Agreement" is replaced with the words "Purchase Order"; and

(b) the Buyer will not use, modify, sell or transfer the Products for any purpose other than as specified in the applicable Purchase Order and in this Agreement.

9.4 Representations and Warranties of NGC Specific to Each Purchase Order

NGC represents, warrants, and covenants to the Buyer that NGC shall not deliver Non-Conforming Products to the Buyer.

9.5 Further Assurances

The Parties hereto will execute and deliver all such further documents, do or cause to be done all such further acts and things and give all such further assurances as may be necessary or desirable to give full effect to the provisions, intent and purpose of this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by NGC

Subject to Section 10.3, NGC shall defend, indemnify and hold the Buyer and its directors, officers, employees, contractors, and shareholders harmless from and against any loss, claim, action, demand, damage, expense or liability, including amounts paid in settlement or compromise of any such claim, action or demand (including defense costs and reasonable legal fees) (collectively, "Losses") resulting from any direct or third party claim arising out of or in connection with any breach of NGC's obligations under this Agreement, however only to the extent NGC has caused such Losses.

10.2 Indemnification by the Buyer

Subject to Section 10.3, the Buyer hereby agrees to defend, indemnify and hold NGC and its directors, officers, employees, contractors, and shareholders harmless from and against any Losses resulting from any direct or third party claim arising out of or relating to any breach of the Buyer's obligations under this Agreement; however only to the extend the Buyer has causes such Losses.

10.3 Limitation of Liability

Except in the cases of death or personal injury caused by willful misconduct, fraud or a breach of Section 12, in which case liability shall not be limited, each respective Party's total liability arising under or in connection with this Agreement including but not limited to liability in contract, tort (including negligence), misrepresentation, restitution or otherwise shall not exceed the total Price paid or payable by Buyer to NGC in the proceeding twelve-month period.

ARTICLE 11

TERM AND TERMINATION

11.1 Termination

This Agreement shall continue in effect until the earliest of:

(a) NGC providing sixty (60) days' written notice to the other Party without cause;

(b) the date the Parties mutually agree in writing to terminate this Agreement;

(c) subject to Section 11.2, the date this Agreement is terminated by either Party on written notice to the other Party in the case of fraud or material breach of this Agreement by the other Party;

(d) that the other party commits an act of bankruptcy, is declared bankrupt, becomes insolvent or makes an assignment of its property for the general benefit of its creditors;

(e) that the other party proceeds with its dissolution or liquidation or is the object of any procedure for its dissolution and/or liquidation;

(f) that the other party sells a substantial part of its assets to a third party;

(g) that shares representing more than 51% of the voting rights of the issued and outstanding share capital of the other party are sold, in one or many transactions, to a third party;

(h) that the other party merges or amalgamates with one or more corporations.

(i) immediately upon any request or requirement of any Governmental Authority or requirement of Applicable Law.

(the date on which any of the above occurs being the "Termination Date").

11.2 Notice of Breach

If either Party shall commit a material breach of this Agreement, the other Party may give written notice describing in detail the breach and its intention to terminate this Agreement if the breach is not cured within thirty days following such notice (the "Cure Period"). If, following such notice, the breaching Party fails to cure such material breach within the Cure Period (if capable of being cured in such period) or fails to provide reasonable assurance that such material breach will be cured as soon as practicable after the Cure Period, the non-breaching Party may, in addition to all other remedies available at law or in equity (but subject at all times to the limitations on liability and other terms and conditions of this Agreement), terminate this Agreement in accordance with Section 11.1(a). It is agreed that if Buyer does not pay or otherwise discharge the Price for Products despite the Price being due, such non-payment shall constitute a material breach of this Agreement.

11.3 Effect of Termination and Survival

Upon termination, all rights and duties of the Parties toward each other shall cease except:

(a) the terms of any Confirmed Purchase Orders shall be carried out unless any such Confirmed Purchase Order is cancelled in accordance with this Agreement or unless the parties mutually agree otherwise;

(b) the Buyer will pay to NGC, within 10 days after the Termination Date, all payments due pursuant to Confirmed Purchase Orders, whether or not such amounts had been invoiced prior to the Termination Date; and

(c) Article 12, along with any other provisions of this Agreement necessary to give effect thereto, shall survive termination of this Agreement and continue in full force and effect indefinitely, subject to their terms.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information

(a) Each Party (the "Receiving Party") acknowledges that before or after the execution of this Agreement, it may be entrusted with Confidential Information (as defined below) belonging to the other Party (the "Disclosing Party") pursuant to or otherwise in connection with this Agreement.

(b) For the purposes of this agreement, "Confidential Information" means any and all information disclosed by the Disclosing Party, including information relating to its business, operations, facilities, plans, prospects and affairs which is disclosed to the Receiving Party prior to or after the date of this Agreement, regardless of whether such information is in oral, visual, electronic, written or other form and whether or not it is identified as "confidential", including without limitation:

(i) information as to products, formulations, combinations, ingredients, strains, and cannabinoid and terpene content;

(ii) cultivation, production, processing, harvesting, trimming, curing, testing, quality assurance, record-keeping, extraction, distillation, and isolation practices and equipment;

(iii) business opportunities, strategies, sales or marketing techniques, plans, or proposals; business, statistical and technical data, reports, records and files;

(iv) information as to research and development activities, including information about clinical studies and other research and development activities being sponsored, planned, undertaken or contemplated;

(v) trade secrets, know-how, technology, inventions, prototypes, and designs;

(vi) information on agents, shareholders, clients, customers, consumers, suppliers, distributors, consultants and dealers;

(vii) employee and contractor compensation information and records;

(viii) pricing information, costs and budgets;

(ix) Intellectual Property, licence or sublicence arrangements;

(x) contracts, including this Agreement, leases, and third party relationships;

(xi) financial information and projections, legal information and communications, mail, notes, correspondence, discussions and memoranda;

(xii) floor plans, layouts and architectural and engineering designs;

(xiii) all correspondence with federal, provincial or local legal or regulatory authorities;

(xiv) all information about plants and other biological material; and

(xv) standard operating procedures, operations and service manuals, and any other operational matters and practices.

12.2 Use

The Receiving Party agrees that it will not use, and will not permit or aid others in the use of, the Confidential Information for any purpose other than the purposes contemplated by this Agreement.

12.3 Protection of Confidential Information

Subject to the terms of this Article 12, the Receiving Party acknowledges and agrees that it will take reasonable steps at least substantially equivalent to the steps it takes to protect its own proprietary information, but in no event less than reasonable steps, to maintain the Disclosing Party's Confidential Information during the term of this Agreement and indefinitely thereafter unless and until the applicable Confidential Information ceases to be Confidential Information.

12.4 Not Confidential Information

Notwithstanding the foregoing, the following shall not constitute Confidential Information:

(a) information that is or becomes generally available to the public other than as a result of any disclosure made by a Person in violation of this Article 12;

(b) information demonstrably already in the Receiving Party's possession without restriction on disclosure; or

(c) information that comes into Receiving Party's possession from a third party without restriction on disclosure, other than in violation of any agreement of which the Receiving Party is aware.

12.5 Legal Disclosure to Third Parties

Notwithstanding anything contained herein to the contrary, a Receiving Party may disclose Confidential Information pursuant to a statutory and/or governmental regulation or requirement, subpoena or other legal or administrative process, in which case, the Receiving Party shall:

(a) use reasonable efforts to provide the Disclosing Party with prior written notice, to the extent permitted by Applicable Law; and

(b) reasonably and legally cooperate with the Disclosing Party in its attempts to seek a protective order or to otherwise limit or restrict disclosure of its Confidential Information.

In the event the Disclosing Party is unable to obtain a protective order or to otherwise limit or restrict disclosure of its Confidential Information, the Receiving Party may disclose such Confidential Information, but only to the extent legally required.

12.6 Disclosure Within Organization

Each Receiving Party agrees that, except for directors, officers, employees, contractors, and representatives of such Receiving Party that have a reasonable reason to be informed of the Disclosing Party's Confidential Information in the ordinary course of business and who are bound by obligations of confidentiality at least as restrictive as under this Agreement, such Receiving Party will not disclose any of the Disclosing Party's Confidential Information to any Person or entity not authorized in writing by the Disclosing Party to receive or use its Confidential Information, except as set out in Section 12.5.

12.7 Public Announcements

Neither Party shall, nor shall it permit any of its directors, officers, employees or representatives to, issue any press release or make any public statement containing the name of the other Party, any reference to this Agreement, its existence, the terms hereof or any of the other Party's Confidential Information without the prior written consent of the other Party. Notwithstanding the foregoing, each Party acknowledges that the other party is an entity (or a subsidiary of an entity) that is publicly traded and may be subject to certain rules regarding public disclosure of material information. In the event that a Party determines it is required to make such disclosure regarding this Agreement or the terms hereof, such Party shall use its best efforts to inform the other Party in advance of such disclosure and offer a reasonable opportunity to comment on the proposed disclosure, and such Party shall in any event include in any press release or other public disclosure a statement to the effect that this transaction is a limited, one-off transaction and not an ongoing commercial relationship.

12.8 Information

(a) The Buyer will ensure that NGC is provided, on a timely basis, with all information and documentation concerning the Buyer which NGC may reasonably require or consider appropriate in carrying out its obligations under this Agreement or which NGC may reasonably request in the performance of this Agreement, including reasonable access to the officers, directors, employees, and representatives of the Buyer.

(b) Subject to compliance by the Buyer with applicable securities laws, the Buyer will further ensure that NGC is advised, on a timely basis, of any change that is known to the Buyer in any material or significant element in any of the data or information previously furnished to NGC by the Buyer or any change in circumstances or new development concerning the Buyer which might reasonably be considered material to this Agreement or the relationship of the Parties.

(c) The Buyer acknowledges and agrees that NGC shall be relying upon the accuracy and completeness of the information and documentation furnished to it by the Buyer pursuant to this Agreement, including pursuant to Section 6.1, and shall be under no obligation to independently verify the accuracy or completeness of such information and documentation or to investigate whether any changes have occurred to the facts set out or referred to in such information or documentation subsequent to the date thereof (but may consider the impact of any such changes of which it is aware or that are brought to its attention).

ARTICLE 13

RELATIONSHIP OF THE PARTIES

13.1 No Partnership

The Parties are independent contractors. The Parties specifically disclaim the creation of any partnership, joint venture, fiduciary, agency or non-contractual relationship between, or the imposition of any partnership, joint venture, fiduciary, agency or non-contractual duties on, either Party.

13.2 Sub-Contractors; Other Service Providers

Without limiting any of the rights of each Party hereunder, each Party may sub- contract to any third party any of its obligations under this Agreement only with the prior written approval of the other Party. Each Party shall remain responsible for all of its obligations under this Agreement to the same extent as if such Party had not subcontracted such obligations and provided further that the sub-contractor acknowledges the obligations of confidentiality of each Party in this Agreement.

ARTICLE 14

GENERAL

14.1 Miscellaneous

(a) Amendment and Waiver: This Agreement will not be modified except by a written document signed by both Parties that specifically identifies this Agreement and the provision intended to be amended. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

(b) Delays: No delay or failure of either Party at any time to exercise or enforce any right or remedy available to it under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver of any such right or remedy with respect to any other breach or failure by the other Party. The express waiver by a Party of any right or remedy in a particular instance will not constitute a waiver of any such right or remedy in any other instance.

(c) Expenses: Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the agreements contemplated herein and the transactions contemplated herein and therein, including professional fees.

(d) Time: Time is of the essence of this Agreement and every Confirmed Purchase Order. Unless otherwise specified, time periods ending on a day which is not a Business Day shall be extended to the next Business Day.

(e) Assignment: This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as may be expressly provided in this Agreement, neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

(f) Entire Agreement: This Agreement, together with each Purchase Order made pursuant to this Agreement, incorporates the entire agreement between the Parties with respect to the subject matter hereof.

(g) Severability: If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof.

(h) Counterparts: This Agreement may be executed in one or more counterparts, executed electronically, and delivered by fax or e-mail, in which case such counterparts shall constitute one and the same legally binding agreement.

(i) Headings: Headings used in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this agreement.

14.2 Notices

Any notice or other communication required or permitted to be given under this agreement shall be in writing and shall be sufficiently given or made by delivery or email in portable document format (.pdf) to the respective Parties as follows:

(a) If to NGC:

Northern Green Canada Inc.

275 Orenda Road, Unit 1 Brampton, ON, L6T 3T7

Attention: President

Email: lmccormack@northerngreencanada.com

(b) If to the Buyer: at the contact information set out on the signature page hereof.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so emailed in portable document format (.pdf), except if emailed after 4:00 pm Eastern Standard Time, in which case it will be deemed to be received the following Business Day. Any Party may change its address by notice to the others in the manner set out above.

14.3 Force Majeure

Except for obligations of payments to a Party, neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any obligation of this Agreement in the event such failure or delay is due to acts of God, fire, flood, war, explosion, terrorism, civil commotion or strike, acts or omissions of any Governmental Authority, change in law or regulation or policy of a governmental authority (including changes to the Act and guidance issued by any Governmental Authority in relation to the Act), or any other condition beyond the reasonable control of the affected Party, provided such Party has taken commercially reasonable steps to avert or mitigate such causes or conditions. Each Party agrees to give the other Party prompt written notice of the occurrence and the nature of any such condition, and the extent to which the affected Party will be unable to fully perform its obligation hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to complete its obligations hereunder as promptly as reasonably practicable. This provision may not be relied on by either Party to avoid performance under this Agreement to the extent said performance is possible.

14.4 Number and Gender

In this Agreement words importing the singular number only shall include the plural and vice versa.

14.5 Governing Law

This Agreement shall be governed by and construed in accordance with the Federal Laws of Canada and the Laws of the Province of Ontario applicable therein.

14.6 Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement or a Written Order that the Parties are unable to amicably resolve or settle between themselves through negotiations within thirty (30) business days (or such longer period as the parties may mutually agree to in writing) of a party being provided notice of such dispute shall be resolved by arbitration before a single arbitrator pursuant to the provisions of the Arbitration Act, 1991, SO 1991, c 17, as amended from time to time (the "Arbitration Act"), except as where the provisions of the Arbitration Act conflict with this Section, in which case this Section controls. Any court with jurisdiction shall enforce this clause and enter judgement on any award. The parties shall attempt to agree on the selection of an arbitrator within ten (10) business says of the commencement of the arbitration and if they are unable to agree then the parties shall have an arbitrator appointed pursuant to the Arbitration Act. The arbitration shall be held in Brampton, Ontario, Canada, and the arbitrator shall apply the substantive law of the Province of Ontario and the laws of Canada applicable therein. The language of the arbitration shall be English. Prior to commencement of arbitration, either party may apply to any court with jurisdiction for interim injunctive relief to avoid irreparable harm.

[End of Schedule A - Terms and Conditions]

SCHEDULE "B"

PURCHASE ORDER
PO DATE: __________________	PO#: ________________________

Supplier No: __________________	DELIVERY POINT: FCA Toronto Pearson
International Airport Incoterms 2020
VAT-ID No.:

________________________

SUPPLIER: NORTHERN GREEN CANADA INC.	BUYER: FLORA GROWTH (the "Buyer")
("NGC")
Authorized Person: Lisa McCormack	[ADDRESS]
Authorized Address: 275 Orenda Rd., #1 Brampton,	Phone: [PHONE NUMBER]
Ontario L6T 3T7
Phone: 647-361-4694	Email: [EMAIL ADDRESS]
Email: lmccormack@northerngreencanada.com

Subject to this Agreement, NGC hereby agrees to manufacture and sell the following Products to the Buyer:
Product	Strain (if	Quantity of	Size of	Price /	Tax	Total Price
	applicable)	Packages	Packages	Package

Payment Terms: Buyer will pay NGC in accordance with payment terms in Schedule "E".

FORM OF PURCHASE ORDER

SCHEDULE "C"

LOT OR BATCH RETENTION AND RECALL PROCEDURE

ARTICLE 1

LOT OR BATCH RETENTION AND RECALL PROCEDURE

The Parties agree that all activities that are conducted and responsibilities that are undertaken with respect to Lot or Batch retention and recall procedures of each Product which is produced by NGC and purchased pursuant to this Agreement shall comply with all applicable German law. The following regulations are therefore only valid if they do not contradict the applicable German law. In this case the applicable German law shall apply..

ARTICLE 2

RECALL PROCEDURE

2.1 Recall Procedures

In the event that a Party (the "Recalling Party"), determines in good faith that it is required to initiate a recall (each a "Recall") with respect to a Lot or Batch of a Product (the "Recalled Lot or Batch") the Recalling Party shall immediately notify the other Party of the Recall and:

(a) such notice shall be accompanied by a detailed explanation of why the Recalling Party has determined that it is required to initiate a Recall of the Recalled Lot or Batch, which shall include all of the information that must be provided to Health Canada or any other Governmental Authority pursuant to Applicable Law;

(b) the Parties shall create a recall team (the "Recall Team") consisting of, at a minimum, the QAP and RPIC (or equivalent) of each Party. The Recall Team shall be of sufficient constitution to implement and manage the Recall pursuant to the requirements of Applicable Law and each Party's SOPs with respect to recalls;

(c) if NGC is the Recalling Party, in accordance with and subject to NGC's SOPs:

(i) the Buyer shall promptly cease to sell the Recalled Lot or Batch and shall use its commercially reasonable good faith efforts to cooperate and assist NGC with such Recall including providing NGC with commercially reasonable assistance in the preparation of a Recall Report for such Recall;

(ii) the Buyer shall promptly determine whether, as a result of NGC initiating a Recall of the Recalled Lot or Batch or otherwise, the Buyer will also recall the Recalled Lot or Batch (a "Concurrent Buyer Recall") and notify NGC in writing of such determination. If the Buyer does not notify NGC of its determination to initiate or not initiate a Concurrent Buyer Recall within 15 Business Days of NGC notifying the Buyer of the Recall, the Buyer shall be deemed to have determined not to initiate a Concurrent Buyer Recall;

(iii) the Buyer shall promptly destroy any unsold quantity of the Recalled Lot or Batch to NGC (the "Recall Destroyed Quantity"), unless the Parties otherwise agree. The Buyer shall provide a statement confirming that the Recall Destroyed Quantity represents 100% of the unsold Recalled Lot or Batch; and

(iv) NGC shall promptly reimburse the Buyer for all amounts previously paid by the Buyer to NGC in connection with such Recalled Lot or Batch including the Price for such Recalled Lot or Batch and all applicable Taxes on the foregoing, all as detailed in the Invoice(s) relating to the Recalled Lot or Batch, and pay all damages payable by NGC to the Buyer (however limited in accordance with Article 10.3(c), but for greater certainty, only with respect to the proportion of Prices or Taxes that relate directly to the Recalled Lot or Batch (collectively, the "Buyer Recall Liabilities. Any such reimbursement and payment shall be made by NGC to the Buyer by wire or electronic transfer of immediately available funds to the bank account of the Buyer designated by the Buyer in writing.

(d) if the Buyer is the Recalling Party, the Buyer may initiate a Recall in accordance with and subject to the Buyer's SOPs:

(i) NGC shall use its commercially reasonable good faith efforts to cooperate and assist the Buyer with such Recall including providing the Buyer with commercially reasonable assistance in the preparation of the Recall Report for such Recall if required;

(ii) NGC shall promptly determine whether, as a result of the Buyer initiating a recall of the Recalled Lot or Batch or otherwise, NGC will also recall the Recalled Lot or Batch (a "Concurrent NGC Recall") and notify the Buyer in writing of such determination. If NGC does not notify the Buyer of its determination to initiate or not initiate a Concurrent NGC Recall within 15 Business Days of the Buyer notifying NGC of the Recall, NGC shall be deemed to have determined not to initiate a Concurrent NGC Recall and the provisions of this Section 2.1(d) shall apply; and

(iii) if NGC determines to initiate a Concurrent NGC Recall, the provisions of Section 2.1(c) shall apply mutatis mutandis.

(e) if the Buyer is the Recalling Party, and NGC determines not to initiate a Concurrent NGC Recall:

(i) the QAPs and RPICs of each Party shall promptly, and in no event later than ten (10) calendar days from the date of NGC's notification to the Buyer that it has determined not to initiate a Concurrent NGC Recall, meet (in person or by telephone) to discuss the reasons for the Buyer's initiation of a Recall of the Recalled Lot or Batch and NGC's determination not to initiate a Concurrent NGC Recall of the Recalled Lot or Batch (a "Recall Meeting");

(ii) if the Parties mutually agree that the reason(s) underlying the Buyer's need to Recall a Recalled Lot or Batch were solely the result of an act or omission of the Buyer, NGC shall have no further obligation or liability with respect to the Recalled Lot or Batch or the Recall thereof;

(iii) if the Parties mutually agree that the reason(s) underlying the Buyer's need to Recall a Recalled Lot or Batch were solely the result of an act or mission of NGC, the provisions of Section 2©(iv) and (v) above inclusive shall apply;

(iv) if the Parties mutually agree that the reasons(s) underlying the Buyer's need to Recall a Recalled Lot or Batch were the result of acts and omissions of both Parties, the Parties, acting reasonably, shall allocate a percentage of such fault to NGC (the "Fault Percentage") and the provisions of Section 2.1(c)(iii) and 2.1(c)(iv) of this Schedule "C" shall apply, but only to the extent of the Fault Percentage. By way of example, NGC's reimbursement obligation set out in 2.1(c)(iv) of this Schedule "C" would be limited to the portion of the Recall Destroyed Quantity equal to product obtained when the Recall Destroyed Quantity is multiplied by the Fault Percentage; and

(v) if the Parties are unable to mutually agree as to the reason(s) underlying the Buyer's need to Recall a Recalled Lot or Batch and/or the Fault  Percentage, within ten (10) Business Days of the Recall Meeting (each a "Recall Dispute"), the Parties shall promptly refer the Recall Dispute for binding arbitration and shall instruct the arbitrator to render and arbitral award which is consistent with the provisions of Section 2.1(c)(iii) of this Schedule "C".

2.2 Serious Adverse Reaction

With respect to each Lot or Batch of each Product which is produced by NGC and purchased by the Buyer hereunder:

(a) in the event that a client or customer of either Party experiences a Serious Adverse Reaction to such Lot or Batch of Product, the QAP of the Party whose client or customer has experienced the Serious Adverse Reaction (the "Notifying Party") shall promptly notify the QAP of the other Party (the "Notified Party") of the Serious Adverse Reaction and:

(i) the Notified Party shall promptly make available to the Notifying Party the applicable Sample Records for the purposes of allowing the Notifying Party to investigate the Serious Adverse Reaction and satisfy any reporting obligations prescribed by Applicable Law and otherwise satisfy and perform its obligations under Applicable Law;

(ii) the Notified Party shall use its commercially reasonable good faith efforts to cooperate with and assist the Notifying Party in the Notifying Party's preparation of the Case Report in respect of such Serious Adverse Reaction if such Case Report is required pursuant to the Cannabis Act;

(iii) a copy of each Case Report prepared by a Notifying Party shall be provided to the Notified Party contemporaneously with the provision of such Case Report to Health Canada as required by Applicable Law; and

(iv) each Party shall use its commercially reasonable good faith efforts to cooperate with the other Party in connection with the preparation of the Summary Report for the applicable Lot or Batch of Product.

(b) in the event that either Party receives a request from any Governmental Authority for any information relating to any Serious Adverse Reaction, Adverse Reaction, or customer and/or buyer complaints with respect the any Product ("Customer Complaints"):

(i) the Party receiving such request from such Governmental Authority shall promptly notify the other Party in writing and provide the other Party with a copy (redacted as appropriate) of such request; and

(ii) each Party shall use its commercially reasonable good faith efforts to cooperate and assist the other Party in responding to such request including, if applicable, making available the representative samples and Sample Records for the lot or batch of any relevant Product.

SCHEDULE "D"

Trademarks

Design trademark: [PURCHASER COMPANY]

Wordmark: [PURCHASER COMPANY]

Wordmark: [PURCHASER COMPANY]

SCHEDULE "E"

PAYMENT TERMS

Payments

Buyer shall pay the Buyer according to the following payment matrix based on a percentage of each order's contract value and stage of process (purchase order, Shipment from NGC, COA from Buyer):

Order Sequence	Purchase Order	SHIPMENT NGC	COA Buyer

1	20%	30%	50%

Example:

Buyer shall pay NGC 20% of the order's value upon issuance of a Confirmed Purchase Order and 30% each upon NGC on shipment to the Buyer. 50% upon Buyer's receipt for conforming COA